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                                                                    EXHIBIT 99.1


For further information, contact:
Thomas M. Prescott, Chief Executive Officer
G. Michael Latta, Chief Financial Officer
Cardiac Pathways Corporation
408-737-0505 (phone)
408-737-1700 (fax)


FOR IMMEDIATE RELEASE

     Cardiac Pathways Announces Closing of Convertible Preferred Stock Financing

     SUNNYVALE, Calif.: July 26, 1999--Cardiac Pathways Corporation (Nasdaq:
CPWY), today announced that it has closed a $32.0 million convertible preferred stock financing (the "Financing").

     The Financing was led by BankAmerica Ventures and Morgan Stanley Venture Partners, and included Van Wagoner Capital Management, The State of Wisconsin Investment Board and other accredited investors. The Company issued 32,000 shares of Series B Preferred Stock at a purchase price of $1,000 per share raising $32.0 million. Each share of Series B Preferred Stock will initially be convertible into 200 shares of the Company's common stock (after the reverse stock split described below). The conversion ratio of the Series B Preferred Stock will be subject to adjustment for price based anti-dilution. The Series B Preferred Stock will be entitled to a cumulative dividend of 11% of the purchase price per share per annum, and will have a liquidation preference in certain circumstances equal to the initial purchase price plus accrued but unpaid dividends. The holders of Series B Preferred Stock will vote on all matters presented to the stockholders on an as-converted to Common Stock basis. In addition, certain matters, including a merger or acquisition of the Company, will require the approval of 50% of the holders of Series B Preferred Stock voting as a separate class.

     Proceeds from the financing will be used to support expansion of the Company's sales and marketing organization, to ramp up manufacturing operations, to complete essential research and development programs, and to address ongoing working capital needs.

     "Completing this financing gives us the resource base to make the transition from a development stage company to commercial viability," said Thomas M. Prescott, President and CEO. "We have earned a reputation in the EP market for great technology with products we are marketing like the Chilli cooled ablation system, and innovative programs in the R&D pipeline; like the Tracking System, a rapid assessment and mapping platform recently demonstrated as works-in-process at NASPE. We believe these new products will help us build the best, most cost-effective system for rapid assessment, 3-D mapping and real-time navigation fully integrated with cooled ablation. If we are successful, clinicians will win from faster exam times, hospitals will win from greater EP Lab productivity and patients will benefit from integrated assessment and therapy. As we create this value for our customers, Cardiac Pathways stockholders will benefit as we establish a valuable franchise in the EP market."

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     In addition, the Company intends to file a Certificate of Amendment to its
Certificate of Incorporation to effect a one-for-five reverse stock split. The Company's transfer agent will be contacting stockholders shortly and requesting that stockholders tender their certificates in exchange for certificates reflecting the post-split shares. No fractional shares or cash payments will be issued. The number of post-split shares will be rounded up or down to the nearest whole share, as the case may be. Once the reverse split is effected, the Company's shares will trade under the symbol "CPWYD" for 30 days to indicate that a split has occurred.

     The holders of the Series B Preferred Stock will have a right of first offer with respect to future financing by the Company, and will be entitled to certain registration rights.

     Statements included in this release that are not historical or current facts and which relate to the Financing, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements include the statements in the fourth paragraph relating to (i) the transition from a development stage company to commercial viability, (ii) the cost-effectiveness of the Tracking System, and (iii) the potential benefits received by clinicians, hospitals, patients and stockholders.

     The risks and uncertainties which could cause actual results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, the adequacy of the Company's cash resources to support its operations through commercial viability, the Company's ability to complete the development of the Tracking System, market acceptance of the Company's products, the Company's ability to successfully obtain regulatory clearance or approvals to market its products, the ability of the Company to cost effectively manufacture and distribute products in commercial quantities, and the Company's ability to effectively compete in the field of electrophysiology against its competitors, many of which have substantially greater financial and other resources.

     THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. THE SECURITIES DESCRIBED IN THIS NOTICE HAVE NOT BEEN REGISTERED FOR SALE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SO OFFERED OR SOLD ABSENT SUCH REGISTRATION AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.


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